Exhibit 4.8.1

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of July 26, 2023, by and between ZyVersa Therapeutics, Inc., a Delaware corporation (the “Company”), and the holder signatory hereto (the “Holder”).

WHEREAS, the Holder is the holder of a Common Stock Purchase Warrant, issued as of April 28, 2023 and a Termination Date of April 28, 2028 to purchase ________ shares of common stock of the Company, par value $0.0001 per share (the “Original Warrant”);

WHEREAS, pursuant to Section 5(l) of the Original Warrant, the Original Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder are parties to the Securities Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), pursuant to which the Holder has agreed to purchase certain securities of the Company in a registered offering pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-272657) (the “Offering”); and

WHEREAS, capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to “Exercise Price”. Section 2(b) is hereby amended and restated in its entirety as follows:

“(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.165, subject to adjustment hereunder (the “Exercise Price”).”

2. Amendment to “Termination Date”. The definition of “Termination Date” is hereby amended and restated in its entirety as follows:

““Termination Date” shall mean on or prior to 5:00 p.m. (New York City time) on July 26, 2028.”

3. Effectiveness. This Amendment, when duly executed and delivered by the parties hereto, shall only become effective upon the closing of the Offering.

4. No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

5. Disclosure. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby.

6. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement dated as of April 26, 2023, by and between the Company and the Holder.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

ZYVERSA THERAPEUTICS, INC.

By:
Name:	Stephen C. Glover
Title:	Chief Executive Officer

HOLDER

By:
Name:
Title: